Exhibit 99.12

CONSENT AND AMENDMENT TO NOTE PURCHASE AGREEMENTS

This Consent and Amendment to Note Purchase Agreements (this “ Consent and Amendment ”) is entered into as of November 30, 2007 by Acquicor Management LLC (“Company”), Context Opportunistic Master Fund, LP (“COMF”) and Context Advantage Master Fund, LP (“CAMF”) with respect to the Note Purchase Agreements (the “ Note Purchase Agreements ”) dated February 14, 2007 entered into between COMF and the Company (the “Company/COMF Note Purchase Agreement”); between Context Advantage Master Fund, LP and the Company (the “Company/CAMF Note Purchase Agreement”); between John P. Kensey (“Kensey”) and Context Advantage Master Fund, LP the “Kensey/CAMF Note Purchase Agreement); and between Harold L. Clark (“Clark”) and Context Advantage Master Fund, LP the “Clark/CAMF Note Purchase Agreement).

The parties agree as follows:

1. Definitions.

Unless otherwise specified herein, capitalized terms shall have the meanings specified in the Note Purchase Agreements.

2. Consent.

Section 3.7 of each of the Note Purchase Agreements provides that unless a Remedy Event has occurred and is continuing, a sale of Pledged Stock is permitted, provided that (a) any such sale complies with applicable securities laws, (b) the proceeds of such sale are applied to prepay or repay the Obligations in accordance with Section 2.3 of the Note Purchase Agreement, and (c) after any such sale, the Value (as measured on the date of such sale) of the Collateral, after giving effect to any prepayment or repayment of the Obligations, equals or exceeds the Initial Placement Requirement. Recognizing that (assuming the payments provided for in this Consent and Amendment are made) there is no Remedy Event that has occurred and is continuing, based upon the oral confirmation from the Chief Legal Officer of Jazz Technologies, Inc. (“Jazz”) that such sale is in compliance with applicable securities laws and subject to the terms and conditions of this Consent and Amendment, COMF and CAMF hereby consent to the sale by Company to Jazz of the following Collateral Pledged Stock, effective immediately before the opening of the market on December 6, 2007:

•	Pledged Stock sold to Jazz that constituted Collateral under the Company/CAMF Note Purchase Agreement: 497,967 Initial Pledged Shares and 751,437 Subsequently Purchased Shares

•	Pledged Stock sold to Jazz that constituted Collateral under the Company/COMF Note Purchase Agreement: 227,336 Initial Pledged Shares and 343,053 Subsequently Purchased Shares

•	Pledged Stock sold to Jazz that constituted Collateral under the Kensey/CAMF Note Purchase Agreement: 51,836 Subsequently Purchased Shares

•	Pledged Stock sold to Jazz that constituted Collateral under the Clark/CAMF Note Purchase Agreement: 51,836 Subsequently Purchased Shares

3. Amendment of Company/CAMF Note Purchase Agreement and Company/COMF Note Purchase Agreement

Subject to the December 6, 2007 payments provided for in this Agreement being made, the Company/CAMF Note Purchase Agreement and the Company/COMF Note Purchase Agreement are hereby amended as follows:

(a) The definition of “Interest Rate” in Article 1 is modified to read in its entirety as follows:

Interest rate means the rate of 15% per annum from February 21, 2007 through November 30, 2007; the rate of 10% per annum from December 1, 2007 through May 25, 2008; and the rate of 8.5% per annum from May 26, 2008 through May 25, 2009.

(b) The definition of “Initial Placement Requirement” in Article 1 is modified to read in its entirety as follows:

Initial Placement Requirement” means, (i) on any date from February 14, 2007 through December 5, 2007, for Collateral consisting of AQR Shares, 200% of the aggregate principal amount of Notes outstanding as of such date; (ii) on any date from December 6, 2007 through May 25, 2009, for Collateral consisting of AQR Shares, 130% of the aggregate principal amount of Notes outstanding as of such date; and (iii) for any type of Collateral other than AQR Shares, the percentage of the aggregate principal amount of Notes outstanding as of such date as determined by the Buyer, from time to time, in its discretion.

(c) CAMF and the Company agree under the Company/CAMF Note Purchase Agreement, and COMF and the Company agree under the Company/COMF Note Purchase Agreement, that if the Value of Pledged Stock on any date falls below the Initial Placement Requirement then in effect, Borrower will promptly notify Buyer in writing in the manner required by the Company/CAMF Note Purchase Agreement and the Company/COMF Note Purchase Agreement, as applicable. If the Value of the Pledged Stock remains below the Initial Placement Requirement then in effect for a period of fifteen (15) consecutive trading days (regardless of whether such written notice has been delivered), and Borrower does not provide sufficient additional Collateral so that the Value of the Collateral equals or exceeds the Initial Placement Requirement then in effect, Buyer may at its option liquidate sufficient Collateral and apply the proceeds thereof (after reasonable expenses incurred in connection therewith) to reduce the outstanding Obligations so that the value of the remaining Collateral equals or exceeds the Initial Placement Requirement. Any such liquidation of Collateral shall be made in the manner contemplated by Section 8.2 of the Company/CAMF Note Purchase Agreement and the Company/COMF Note Purchase Agreement, as if a Remedy Event had occurred and was then continuing as to the amount of Collateral contemplated to be sold pursuant to this Section 3(c).

(d) In the event the Company prepays any principal under the Company/CAMF Note Purchase Agreement or the Company/COMF Note Purchase Agreement on or after December 6, 2007, the applicable Buyer will credit against the Obligations (or refund to the Company) an amount equal to any unaccrued interest prepaid by Company pursuant to Section 4 with respect to the principal amount prepaid (calculated on the basis of a three hundred sixty-five (365) day year for the actual number of days by which such amount is prepaid), subject to offset for any other Obligations then payable to the Buyer by the Borrower.

4. Application of Proceeds.

The Company, Kensey and Clark will pay all of the proceeds of such sales to prepay or repay the Obligations by wire transfer on December 6, 2007, with the proceeds to be applied as follows:

(a) Of the total $4,058,511.43 in proceeds from such sales, $2,786,426.64 will be paid to CAMF, of which $192,075.35 represents accrued interest through November 30, 2007 under the Company/CAMF Note Purchase Agreement, the Kensey/CAMF Note Purchase Agreement and the Clark/CAMF Note Purchase Agreement, $292,408.87 represents prepaid interest from December 1, 2007 through May 25, 2009 on the Company/CAMF Note Purchase Agreement, $414,967.34 represents payment of principal under the Kensey/CAMF Note Purchase Agreement and Clark/CAMF Note Purchase Agreement, $3,432.82 represents reimbursement to CAMF of its attorneys’ fees incurred in connection with this Agreement, and $1,883,542.26 represents payment of principal on the Company/CAMF Note Purchase Agreement that would otherwise have been due on May 25, 2008, leaving a remaining balance of $2,190,441.00 in principal under the Company/CAMF Note Purchase Agreement.

(b) The remaining $1,272,084.79 of the $4,058,511.43 in proceeds from such sales will be paid to COMF, of which $87,687.98 represents accrued interest through November 30, 2007 on the Company/COMF Note Purchase Agreement, $133,493.15 represents prepaid interest from December 1, 2007 through May 25, 2009 on the Company/CAMF Note Purchase Agreement, $189,444.66 represents payment of principal under the Kensey/CAMF Note Purchase Agreement and Clark/CAMF Note Purchase Agreement, $1,567.18 represents reimbursement to COMF of its attorneys’ fees incurred in connection with this Agreement, and $859,891.82 represents payment of principal on the Company/COMF Note Purchase Agreement that would otherwise have been due on May 25, 2008, leaving a remaining balance of $1,000,000 in principal under the COMF Note Purchase Agreement.

5. Acknowledgement.

The parties acknowledge that after such sale, the Value (as measured on the date hereof) of the Collateral under the Company/CAMF Note Purchase Agreement and the Company/COMF Note Purchase Agreement, after giving effect to any prepayment or repayment of the Obligations, equals or exceeds the Initial Placement Requirement in effect on and after December 6, 2007, in that (a) the remaining Pledged Stock under the Company/CAMF Note Purchase Agreement, after giving effect to such sale, consists of 1,615,288 shares of common stock of Jazz which at the closing price of $2.08 on December 5, 2007 is valued at $3,359,799.04, more than 1.3 times the remaining principal balance of $2,190,441.00 under the Company/CAMF Note Purchase Agreement; and (b) the remaining Pledged Stock under the Company/COMF Note Purchase Agreement, after giving effect to such sale, consists of 737,426 shares of common stock of Jazz which at the closing price of $2.08 on December 5, 2007 is valued at $1,533,846.08, more than 1.3 times the remaining principal balance of $1,000,000 under the Company/COMF Note Purchase Agreement.

6. Release of Collateral.

(a) The Collateral sold to Jazz as set forth in Section 2 of this Consent and Amendment shall be immediately released from the liens created by the Note Purchase Agreements, and CAMF and COMF agree promptly to execute such documents and take such actions as shall be required to effect such release, and in any event agrees to take such actions by no later than December 17, both with respect to the Collateral to be released under this Agreement and the Collateral released under the Consent dated as of September 4, 2007.

(b) The parties acknowledge that after such sale and payments, all the Obligations under the Kensey/CAMF Note Agreement and the Clark/CAMF Note Agreement will been indefeasibly paid and performed in full. Accordingly, all remaining Collateral under the Kensey/CAMF Note Agreement and the Clark/CAMF Note Agreement shall be promptly released from the liens created hereby, and the Kensey/CAMF Note Agreement and the Clark/CAMF Note Agreement and all obligations (other than those expressly stated to survive such termination) of the Buyer and the Borrower thereunder shall terminate, all without delivery of any instrument or performance of any act by any party. The respective Buyers under the Kensey/CAMF Note Agreement and the Clark/CAMF Note Agreement shall deliver to the Borrower any Collateral held by the Buyer thereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination and the release of all such liens.

7.   Miscellaneous.

7.1 Effect of Consent and Amendment. Except as specifically modified by this Consent and Amendment, the terms and conditions of the Note Purchase Agreements and the Notes shall remain unchanged and in full force and effect.

7.2 Governing Law. THIS CONSENT AND AMENDMENT IN ALL RESPECTS SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO ANY CONFLICT OF LAW PROVISION THEREOF THAT MIGHT PREVENT THE OPERATION OF THIS SECTION 6.2.

7.3 Counterparts. This Consent and Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Signature pages delivered by electronic transmission (including pdf) shall have the same effect as the originally executed signature page.

In Witness Whereof , the parties have executed this Consent and Amendment as of the date first set forth above.

[signature page follows]

Context Opportunistic Master Fund, LP

By:

 /s/ James Abbott

Name:	James Abbott
Title:	Portfolio Manager
Context Capital Management, LLC
General Partner

Context Advantage Master Fund, LP

By:

 /s/ James Abbott

Name:	James Abbott
Title:	Portfolio Manager
Context Capital Management, LLC
General Partner

Acquicor Management LLC

By:

 /s/ Gilbert F. Amelio

Name:	Gilbert F. Amelio
Title:	Sole Manager

/s/ John P. Kensey

John P. Kensey

/s/ Harold L. Clark

Harold L. Clark